Exhibit 99.1

                 Cascade Natural Gas Announces
       Fiscal Year 2005 Third Quarter and Year-to-Date Earnings


    SEATTLE--(BUSINESS WIRE)--July 25, 2005--Cascade Natural Gas Corporation (NYSE:CGC) reported a loss of $1.1 million, or $(0.10) per share, for the fiscal third quarter ended June 30, 2005. This compares to a loss of $666,000, or $(0.06) per share, for the third quarter ended June 30, 2004. Earnings for the nine-month period were $12.9 million, or $1.14 per share, compared to $15.9 million, or $1.42 per share, for the nine months ended June 30, 2004.

    Financial and Operating Highlights

    Third Quarter Operating Margin (revenue minus gas cost and revenue taxes) increased $1.0 million, or 6.2%, compared to the quarter ended June 30, 2004. This was driven by a $1.9 million increase in residential and commercial margins, $1.4 million of which is due to a 12% increase in per customer consumption. Consumption increases are attributed to cooler weather, principally in June, partially offset by conservation efforts and improved energy efficiency in buildings and appliances. Customer growth was 4.9% year-to-year and contributed $504,000 to these margins.
    Industrial operating margin was lower by $885,000 in the fiscal 2005 third quarter as compared to the same quarter last year. Gas Management Services accounted for $694,000 of the decline due to lost customers and lower margins. Changes in mark-to-market (M-to-M) derivative valuations further reduced our Industrial sector margins by $115,000.
    Year-To-Date Operating Margin declined $2.0 million, or 2.6%. On a year-to-date basis, reductions in per (residential and commercial) customer consumption were offset by a 4.6% increase in new customers. Our contribution from Gas Management Services was down by $1.9 million, primarily due to lost customers and reduced margins. Over the last few years, increased competition has resulted in significant reductions to our margins in this business. Lower Industrial consumption further reduced our gas delivery margins by $851,000. Also reducing margins was $709,000 in M-to-M valuations for hedging contracts covering unregulated industrial gas sales.
    Year-to-date operating margin increased by $525,000 from the reversal of our estimated fiscal 2004 Oregon earnings-sharing accrual, resulting in a $1.1 million improvement in reported margin year-to-year.

    Cost of Operations

    Third Quarter Cost of Operations (operating expense, depreciation and amortization, and property and miscellaneous taxes) was up $1.7 million compared to the third quarter of fiscal year 2004. Operating expenses increased $1.2 million, primarily from executive transition costs ($434,000), bad debt ($317,000) and costs related to Sarbanes-Oxley Act compliance ($200,000). Improvements include the benefits of the full operation of our consolidated call center in Bellingham, representing savings of $216,000 during the quarter. Depreciation and amortization increased $299,000 due to growth in plant-in-service, in addition property tax increases added $168,000 to costs.
    Year-To-Date Cost of Operations was up $2.9 million with $929,000 attributed to depreciation expense, $1.1 million to executive transition charges, $313,000 to costs of transitioning to the call center, and $441,000 to increased bad debt expense. Benefits expense was lower by $925,000 year-to-date.

    Capital Spending

    Net capital spending in the quarter was $6.0 million compared to $9.6 million in the third quarter of fiscal year 2004. The $3.6 million decline reflects the September 2004 completion of the automated meter-reading project, in addition to spending reductions in most capital spending categories. For the nine months, capital spending was $21.6 million compared to $29.4 million in 2004 and a total fiscal year 2005 capital budget of $28.4 million.

    Full Year Guidance and Other

    Management is projecting earnings to be toward the lower end of our prior full year earnings guidance range of $0.92 to $0.97 per share. Projections do not include the effect of M-to-M valuations or executive transition costs.
    The Company previously announced its declaration of a $0.24 per share quarterly dividend on common stock, payable August 15, 2005 to shareholders of record at the close of business July 29, 2005.
    Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 227,000 customers in the states of Washington and Oregon.

    Forward-Looking Statements

    The Company's discussion in this report, or in any information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are forward-looking statements, including statements concerning plans, objectives, goals, strategies, and future events or performance. When used in Company documents or oral presentations, the words "anticipate," "believe," "estimate," "expect," "objective," "projection," "forecast," "goal", or similar words are intended to identify forward-looking statements.
    These forward-looking statements reflect the Company's current expectations, beliefs and projections about future events that we believe may affect the Company's business, financial condition and results of operations, and are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves risks, uncertainties and assumptions, and is qualified in its entirety by reference to the following important factors, among others, that could cause the Company's actual results to differ materially from those projected in such forward-looking statements: prevailing state and federal governmental policies and regulatory actions, including those of the Washington Utilities and Transportation Commission, the Oregon Public Utility Commission, and the U.S. Department of Transportation's Office of Pipeline Safety, with respect to allowed rates of return, industry and rate structure, purchased gas cost and investment recovery, acquisitions and dispositions of assets and facilities, operation and construction of plant facilities, the maintenance of pipeline integrity, and present or prospective wholesale and retail competition; weather conditions and other natural phenomena; unanticipated population growth or decline, and changes in market demand caused by changes in demographic or customer consumption patterns; changes in and compliance with environmental and safety laws, regulations and policies, including environmental cleanup requirements; competition from alternative forms of energy and other sellers of energy; increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, as well as consolidation in the energy industry; the potential loss of large volume industrial customers due to "bypass" or the shift by such customers to special competitive contracts at lower per-unit margins; risks, including creditworthiness, relating to performance issues with customers and suppliers; risks resulting from uninsured damage to the Company's property, intentional or otherwise, or from acts of terrorism; unanticipated changes that may affect the Company's liquidity or access to capital markets; the Company's ability to complete its assessment and, if necessary, remediation of internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002; unanticipated changes in interest rates or in rates of inflation; economic factors that could cause a severe downturn in certain key industries, thus affecting demand for natural gas; unanticipated changes in operating expenses and capital expenditures; unanticipated changes in capital market conditions, including their impact on future expenses and liabilities relating to employee benefit plans; potential inability to obtain permits, rights of way, easements, leases, or other interests or necessary authority to construct pipelines, or complete other system expansions; changes in the availability and price of natural gas; and legal and administrative proceedings and settlements.
    In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this report, or in any information incorporated herein by reference, may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, also are expressly qualified by these cautionary statements.
    Any forward-looking statement by the Company is made only as of the date on which such statement is made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of any unanticipated events. New factors emerge from time-to-time, and the Company is not able to predict all such factors, nor can it assess the impact of each such factor or the extent to which such factors may cause results to differ materially from those contained in any forward-looking statement.


                   Cascade Natural Gas Corporation
     Financial Highlights - (Thousands, except per share amounts)
                      Third Quarter Fiscal 2005

                                      Fiscal Year 2005
                       -----------------------------------------------
                                Three Months Ended
                       ------------------------------------    Year
                                                                to
                        Dec 31    Mar 31    Jun 30   Sep 30    Date
                       --------- --------- -------- ------- ----------

Revenues               $104,613  $117,711  $56,315          $278,638
Operating Margin         28,922    30,842   17,674            77,437
Cost of Operations       15,584    16,245   16,412            48,240
                       --------- --------- -------- ------- ----------

Operating Income (Loss)  13,338    14,597    1,262       0    29,197
Interest and Other        2,894     2,976    2,891             8,761
Income Taxes              3,812     4,269     (502)            7,579
                       --------- --------- -------- ------- ----------

Net Income (Loss)        $6,632    $7,352  $(1,127)     $-   $12,857

Common Shares
 Outstanding:
  End of Period          11,292    11,338   11,384            11,384
  Average                11,279    11,312   11,367            11,319

Earnings (Loss) Per
 Share
  Basic                   $0.59     $0.65   $(0.10)            $1.14
  Diluted                 $0.59     $0.65   $(0.10)            $1.14

Dividends Paid per
 share                    $0.24     $0.24    $0.24             $0.72

Capital Expenditures
 (net)                   $7,770    $7,759   $6,038           $21,567

Book Value Per Share     $10.89    $11.32   $10.99            $10.99

Market Closing Price     $21.20    $19.96   $20.50            $20.50

Active Customers (End
 of Period)                 225       228      225               225

Gas Deliveries (Therms):
  Residential &
   Commercial            82,643    92,637   39,632           214,912
  Industrial & Other    227,779   228,890  176,178           632,847

Degree Days
  5-Year Average          2,091     2,271      806             5,168
  Actual                  1,945     2,230      769             4,944

Colder (warmer) than
 5-year avg.                (7%)      (2%)     (5%)              (4%)

Colder (warmer) than
 prior year                 (8%)      (1%)      16%              (1%)


                                 Fiscal Year 2004
             ---------------------------------------------------------
                       Three Months Ended
             -------------------------------------   Year      Year
                                                     Ended    to Date
              Dec 31    Mar 31    Jun 30   Sep 30    Sep 30    Jun 30
             --------- --------- -------- -------- --------- ---------

Revenues     $104,884  $119,454  $52,077  $41,663  $318,078  $276,415
Operating
 Margin        30,693    32,142   16,637   14,336    93,808    79,472
Cost of
 Operations    15,129    15,460   14,696   15,276    60,561    45,285
             --------- --------- -------- -------- --------- ---------

Operating
 Income
 (Loss)        15,564    16,682    1,941     (940)   33,247    34,187
Interest and
 Other          3,116     3,121    3,099    3,050    12,386     9,336
Income Taxes    4,543     4,892     (492)  (1,384)    7,559     8,943
             --------- --------- -------- -------- --------- ---------

Net Income
 (Loss)        $7,905    $8,669    $(666) $(2,606)  $13,302   $15,908

Common Shares
 Outstanding:
  End of
   Period      11,181    11,210   11,241   11,268    11,268    11,241
  Average      11,158    11,196   11,227   11,254    11,209    11,227

Earnings
 (Loss) Per
 Share
  Basic         $0.71     $0.77   $(0.06)  $(0.23)    $1.19     $1.42
  Diluted       $0.71     $0.77   $(0.06)  $(0.23)    $1.19     $1.42

Dividends
 Paid per
 share          $0.24     $0.24    $0.24    $0.24     $0.96     $0.72

Capital
 Expenditures
 (net)        $10,216    $9,672   $9,557   $9,575   $39,020   $29,445

Book Value
 Per Share     $10.61    $11.17   $10.89   $10.52    $10.52    $10.89

Market
 Closing
 Price         $21.09    $21.79   $22.07   $21.23    $21.23    $22.07

Active
 Customers
 (End of
 Period)          216       218      215      214       214       215

Gas
 Deliveries
 (Therms):
  Residential
   &
   Commercial  86,070    96,038   33,746   21,900   237,754   215,854
  Industrial
   & Other    260,887   223,894  182,387  229,431   896,599   667,168

Degree Days
  5-Year
   Average      2,044     2,275      874      229     5,422     5,193
  Actual        2,106     2,249      661      196     5,212     5,016

Colder
 (warmer)
 than 5-year
 avg.               3%      (1%)    (24%)    (14%)      (4%)      (3%)

Colder
 (warmer)
 than prior
 year               4%       10%    (20%)      40%        3%        2%




    CONTACT: Cascade Natural Gas Corporation
             Rick Davis, 206-624-3900